EXHIBIT A
JOINT FILING AGREEMENT
The undersigned hereby agree that the Schedule 13G with respect to the Common Stock, par value $0.01 per share, of Visteon Corporation, dated as of October 12, 2010, is, and any amendments thereto (including amendments on Schedule 13D) signed by each of the undersigned shall be, filed on behalf of each of us pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934.

Date: October 12, 2010	STARK OFFSHORE MANAGEMENT LLC
	By:	/s/ Brian J. Stark
Brian J. Stark
Managing Member

Date: October 12, 2010	STARK CRITERION MANAGEMENT LLC
	By:	/s/ Brian J. Stark
Brian J. Stark
Managing Member